DATE:  March 8, 1995

                                 FOR IMMEDIATE RELEASE

SOVEREIGN                        FOR FURTHER INFORMATION CONTACT:
 BANCORP                         Jay S. Sidhu     (610) 320-8416
                                 Richard A. Elko  (610) 320-8434



                          EXHIBIT 99.1
                               to
                            FORM 8-K


SOVEREIGN ANNOUNCES PLANS
THAT COULD REDUCE OPERATING EXPENSES
UP TO $10 MILLION ANNUALLY


     WYOMISSING, PA . . . Sovereign Bancorp, Inc. (NASDAQ-NMS-
SVRN), parent company of Sovereign Bank, FSB ("Sovereign") today outlined strategic plans for the recently announced planned acquisition of Colonial State Bank ("Colonial"), a state chartered commercial bank in New Jersey, and how this strategy could save up to $10 million per year in Federal Deposit Insurance Corporation ("FDIC") premiums within the next two years.

     Colonial deposits are insured by the FDIC's Bank Insurance Fund ("BIF") and Sovereign's intentions are to transfer deposit relationships to Colonial, which will be given the Sovereign name. The acquisition of Colonial is subject to execution of a definitive agreement, approved by Colonial's shareholders and regulatory approvals. Sovereign expects that the majority of its deposit relationships will be transferred to the new Sovereign Bank within two years. By transferring deposit relationships to a BIF insured institution, Sovereign may reduce its deposit insurance from its current rate of 23 basis points ("bps") to as low as 4 bps. "We have estimated that we may be able to save up to $10 million (pretax) each year after the transition is completed, and more as our deposit base grows," stated Jay S. Sidhu, Sovereign's President and Chief Executive Officer. It is anticipated that this transition will be practically transparent for Sovereign's customers. "We are currently developing a plan that we believe will be painless for our customers and enable Sovereign to pass some of these cost savings on to them," Sidhu continued.
     This move became necessary when, on January 31, 1995, the FDIC proposed cutting BIF premiums by 83%, while leaving thrift premiums paid to the Savings Association Insurance Fund ("SAIF") at historical highs. The differential between BIF and SAIF premiums may exist into the year 2005 or beyond. "This disparity puts SAIF insured thrift institutions at a competitive disadvantage," said Sidhu. "We have to take care of this disparity ourselves. I have talked to many people in Washington and came to the conclusion that we can not expect anything from Congress or the administration this year because the banking lobby is too strong," Sidhu continued.
     "Even though Sovereign has found a way to reduce the negative impact of this FDIC insurance premium disparity, we still feel it is unfair for two strong federally insured institutions to pay such different premiums simply because one has a bank charter and the other a thrift charter," Sidhu stated. "The strong banks and thrifts which are flourishing today did not create the crisis of the 80's and early 90's. It is unfair to simply charge higher SAIF premiums to recover some of the costs while arbitrarily reducing premiums for BIF insured institutions, whether they are thrifts or commercial banks," Sidhu continued.
     "Sovereign is aware that others in our industry are attempting to correct the disparity by chartering new commercial banks. We felt that buying an existing commercial bank was the most expedient manner to reach the same goal," said Frederick J. Jaindl, Sovereign's Chairman of the Board. "It is unfortunate that these actions are necessary, but it is just another example of how Sovereign's management continually seeks opportunities and develops creative strategies to enhance shareholder value," Jaindl continued.
     Sovereign currently has assets of approximately $6.6 billion with 130 community banking offices located throughout eastern Pennsylvania, New Jersey and northern Delaware. Sovereign's common stock closed on Tuesday, March 7, 1995 at $8.125 per share.
                           - THE END -